EXHIBIT (a)(v)

                        Report of Eligible Option Grants

Personal and Confidential
[Employee Name]
[Employee Address]
[Employee Address]

The following table lists your outstanding, unexercised options that, as of March , 2003, are eligible for the option exchange Offer described in the Offer to Exchange Outstanding Options to Purchase Ordinary Shares of Lumenis Ltd. dated March 28, 2003. If you elect to participate, all of these options will be canceled and new options will be granted in the amounts indicated below in accordance with and subject to the terms and conditions of the Offer to
Exchange:

                                   Number of
Grant Dates of                     Eligible Options                                     New Options
Eligible Options            Plan   Granted            Exercise Price   Exchange Ratio   to be Granted
------------------------    ----   ----------------   --------------   --------------   -------------

Total Number of Options:
                                   ----------------                                     -------------

1999 = 1999 Share Option Plan
2000 = 2000 Share Option Plan
2003 = 2003 Share Option Plan

This Report of Eligible Option Grants was prepared in connection with Lumenis' Offer to Exchange dated March 28, 2003. If you have any questions about this information, please contact _____________ by telephone at _________, be e-mail addressed to ________________, or by mail addressed to
________________________________.